EXHIBIT 10(b)

                             Termination Addendum

                                    to the

                                 Quota Share
                            Retrocession Agreement
                           Effective:  July 1, 2000

                                  issued to

                 American Hallmark Insurance Company of Texas
                                Dallas, Texas

                                      by

                         Dorinco Reinsurance Company
                              Midland, Michigan



 It Is Hereby Agreed, effective October 1, 2002, with respect to policies attaching to Underwriting Periods commencing on or after that date, that the first and fourth paragraphs of Article 2 - Cover (as amended by Addenda Nos. 2, 3 and 4) - shall be deleted and the following substituted therefor:

   "The Company will cede, and the Reinsurer will accept as reinsurance, a 55.0% share of all business reinsured hereunder."

   "Notwithstanding the above, the Reinsurer shall have no liability for the amount by which incurred losses and loss adjustment expenses for any Underwriting Year is between 65.5% and 83.0% of ceded premium for the same Underwriting Year. This 'loss ratio corridor' between 65.5% and 83.0% shall be held net and unreinsured by the Company, and in addition to its quota share retention set forth above."

 It Is Further Agreed, effective January 1, 2003, that Article 24 - Intermediary - shall be deleted and the following substituted therefor:

                                 "ARTICLE 24
                                  ----------

  INTERMEDIARY
  ------------

  Benfield Blanch Inc. (known as Benfield Inc., on or after April 7, 2003) is hereby recognized as the Intermediary negotiating this Agreement for all business hereunder. All communications (including but not limited to notices, statements, premium, return premium, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through the Intermediary located at 3600 West 80th Street, Minneapolis, Minnesota 55431. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company."

 It Is Also Agreed that this Agreement shall be terminated on March 31, 2003, in accordance with the "runoff" provisions of the third and fourth paragraphs of Article 3 - Commencement and Termination.

 In Witness Whereof, the parties hereto by their respective duly authorized representatives have executed this Addendum as of the dates undermentioned at:

 Dallas, Texas, this ________ day of _____________________________ in the year ________.

                 _________________________________________________________
                 American Hallmark Insurance Company of Texas

 Midland, Michigan, this ________ day of _________________________ in the year ________.

                 _________________________________________________________
                 Dorinco Reinsurance Company